Exhibit (h)(5)
FINANCIAL CONTROLS SERVICES AGREEMENT
AGREEMENT effective as of the 1st day of November, 2009, between Asset Management Fund (the “Trust”), a Delaware statutory trust having its principal place of business at 230 West Monroe Street, Suite 2810, Chicago, IL 60606, and Beacon Hill Fund Services, Inc. (“Beacon Hill”), an Ohio corporation having its principal place of business at 4041 N. High Street, Suite 402, Columbus, Ohio 43214.
     WHEREAS, the Trust is a registered investment company, and is subject to the requirements of the Sarbanes Oxley Act of 2002 (hereinafter “Sarbanes Oxley”), the Securities Exchange Act of 1934, and the Investment Company Act of 1940, as amended, (the “1940 Act”), which require the chief executive officer and the chief financial officer, among other things, to certify according to the requirements of Securities and Exchange Commission (the “Commission”) Forms N-CSR and N-Q as to the accuracy and validity of the financial statements produced and reported, as well as the effectiveness of internal controls used to generate the information contained in such reports as required by Section 302 of Sarbanes Oxley and Rule 30a-3 of the 1940 Act;
     WHEREAS, Beacon Hill offers financial controls services through its financial oversight program;
     WHEREAS, the Trust desires to retain the services of Beacon Hill to assist in its compliance with Sections 302 and 906 of Sarbanes Oxley and Rules 30a-2 and 30a-3 under the 1940 Act;
     WHEREAS, Beacon Hill is willing to perform the services enumerated in this Agreement on the terms and conditions set forth herein;
     WHEREAS, Beacon Hill and the Trust wish to enter into this Agreement in order to set forth the terms under which Beacon Hill will perform the services enumerated herein on behalf of the Trust,
     NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and Beacon Hill hereby agree as follows:
     1. Financial Controls Services.
Beacon Hill shall work with the Trust to review, maintain and update the Trust’s internal control over financial reporting, as defined in Rule 30a-3 of the 1940 Act, which shall be reasonably designed to adhere to the provisions of Sarbanes Oxley and applicable federal securities laws (“Financial Controls Program”). In support of the Financial Controls Program, Beacon Hill agrees to provide the financial controls services outlined in Schedule A.
     2. Officers.
(a) Provision of Chief Financial Officer. At the election of the Board of Trustees of the Trust (the “Board”), in connection with the financial controls services to be rendered by Beacon Hill pursuant to this Agreement, Beacon Hill agrees to make available to the Trust and the Board a person to serve as the Trust’s chief financial officer responsible for certifying the accuracy of financial reports through the assessment of financial controls as required by applicable federal securities laws (the “Chief Financial Officer”). Beacon Hill shall provide an appropriately qualified employee or agent of Beacon Hill (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith in the best interests of the Trust.
(b) Termination of Chief Financial Officer. In the event such person is: (1) terminated as Chief Financial Officer by the Board in its sole discretion and for any reason, or (2) is terminated as a Beacon Hill employee, Beacon Hill will employ reasonable good faith efforts to promptly make another person available to serve as the Chief Financial Officer, at the request of the Board. Should the Board choose not to elect such replacement Chief Financial Officer designated by Beacon Hill, the Agreement shall terminate. Payment for financial controls services fees actually received prior to the date of termination and described in Schedule B, should be paid in full, up to and including, the date of termination.
(c) Trust Obligations. The Trust will provide copies of the financial reports and all other books and records of the Trust as the Chief Financial Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trust. The Trust shall use reasonable efforts to request the cooperation of the service providers to the Trust, and assist the Chief Financial Officer and Beacon Hill in preparing, implementing and carrying out the duties of the Chief Financial Officer. In addition, the Trust shall provide the Chief Financial Officer with appropriate access to the executive officers and Board of the Trust, and to representatives of and to any records, files and other documentation prepared by service providers, which are or may be related to financial reporting.
(d) Additional Provisions Concerning Executive Officers. It is mutually agreed and acknowledged by the parties that the Chief Financial Officer contemplated in this Agreement will be an executive officer of the Trust (“Executive Officer”) either through incorporation documents or specifically through board resolutions. The Trust’s governing documents (including its Agreement and Declaration of Trust and By-Laws) and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to each Executive Officer, that are designed and intended to have the effect of indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, as determined in accordance with the governing documents of the Trust.
In appropriate circumstances, the Executive Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be: (a) a situation in which the Executive Officer would be forced to materially deviate from the Beacon Hill Governance Policies, (b) an ongoing pattern of conduct by the Trust, other Trust officers, or service providers involving the continuous or repeated violation of applicable federal securities laws or (c) a material deviation by the Trust from the terms of this Agreement governing the services of the Executive Officer that is not caused by the Executive Officer or Beacon Hill. In addition, the Executive Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Trust, or its service providers to make an informed determination regarding any of the matters listed above.
The Executive Officer may, and the Trust shall, promptly notify Beacon Hill of any issue, matter or event that would be reasonably likely to result in any claim by the Trust, one or more Trust shareholder(s) or any third party which involves an allegation that the Executive Officer failed to exercise his or her obligations to the Trust in a manner consistent with applicable laws (including but not limited to any claim that a Report failed to meet the standards of applicable laws).
It is expressly agreed and acknowledged that Beacon Hill (a) cannot ensure that the Trust complies with applicable federal securities laws, and (b) whenever an employee or agent of Beacon Hill serves as an Executive Officer of the Trust, the Trust shall provide coverage to the Executive Officer under its directors’ and officers’ liability policy that is appropriate to the Executive Officer’s role and title, and consistent with coverage applicable to the other officers holding positions of executive management; and (c) shall provide indemnification that is consistent with indemnification applicable to other officers holding positions of executive management.
The Trust shall provide Beacon Hill with prior written notice of any changes to such coverage and indemnification.
3. Fees and Expenses.
Beacon Hill shall be entitled to receive from the Trust fees and out-of-pocket expenses set forth on Schedule B hereto, reflecting the amounts charged by Beacon Hill for the performance of services under this Agreement. All rights of compensation under this Agreement for services performed up to the termination date and for expense reimbursement for expenses incurred up to the termination date shall survive the termination of this Agreement.
4. Information to be Furnished by the Trust.
(a) The Trust has furnished or shall promptly furnish to Beacon Hill copies of the various policies and procedures of the Trust that have been adopted through the date hereof which pertain to financial controls matters that are required to be covered by the Financial Controls Program, including the applicable programs of service providers other than Beacon Hill, sub-certifications, information in connection with the preparation of the fund’s Forms N-CSR and N-Q, fund financial statements and other relevant information as reasonably requested by Beacon Hill necessary under Sarbanes Oxley.

(b) The Trust shall furnish Beacon Hill written copies of any amendments to, or changes in, any of the items referred to in Section 4 hereof, forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Financial Controls Program which will have the effect of changing the procedures employed by Beacon Hill in providing the services agreed to hereunder or which amendment will affect the duties of Beacon Hill hereunder unless the Trust first notifies Beacon Hill of such amendments or changes.
(c) Beacon Hill may rely on all documents furnished to it by the Trust and its agents in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Trust pursuant to Section 4.
5. Term and Termination.
The financial controls services to be rendered by Beacon Hill under this Agreement shall commence upon the date of this Agreement and shall continue in effect for an initial two (2) year-period from that date, unless earlier terminated pursuant to the terms of this Agreement. The Agreement will remain in full force from year to year thereafter, subject to annual approval by Beacon Hill and the Board. The Agreement may be terminated by either party by providing the other party with sixty (60) days’ written notice of termination. Termination of the Chief Financial Officer without electing a replacement provided by Beacon Hill will also terminate this Agreement as described in Section 2(b).
In addition, both parties agree that this Agreement may be terminated for “cause”. For purposes of this Agreement, “cause” shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are reasonably evidenced.
6. Notice.
Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail or via another commercially available method which allows for tracking of delivery and receipt to the party required to be served with such notice at the following address: if to the Trust, to the address listed at the signature block below and if to Beacon Hill, at 4041 N. High Street, Suite 402, Columbus, Ohio 43214; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.
7. Governing Law and Matters Relating to the Trust.
This Agreement shall be construed in accordance with the laws of the State of Ohio and the federal securities laws. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the federal securities laws, the latter shall control. It is expressly agreed that the obligations of the

Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust’s Declaration of Trust.
8. Representations and Warranties.
(a) Each party represents and warrants to the other that this Agreement has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.
(b) The Trust represents that it is duly organized, validly existing and in good standing under applicable law.
(c) Beacon Hill represents that it is a services company duly organized, validly existing and in good standing under applicable law. Beacon Hill is a wholly-owned subsidiary of a publicly-held company, as described in Schedule C, and hereby notifies the Trust of such-affiliation.
9. Indemnification.
(a) Each party (an “Indemnitor”) shall indemnify and hold harmless the other party, each of such other party’s control persons, and all directors, officers, employees and agents of such other party (“Indemnified Parties”), against any and all losses, damages, or liabilities or any pending or completed actions, claims, suits complaints or investigations (including all reasonable expenses of litigation or arbitration), judgments, fines or amounts paid in any settlement consented by the Indemnitor to which any Indemnified Party may become subject to as a result or arising out of or relating to: (1) any negligent acts, or omissions, bad faith or willful misconduct in the performance of Indemnitor’s duties and obligations hereunder; (2) any breach of the Indemnitor’s representations or warranties contained in this Agreement; (3) Indemnitor’s failure to comply with any terms of this Agreement; or (4) any action of an Indemnified Party, upon instructions believed in good faith by the Indemnified Party to have been executed by a duly authorized officer or representative of the Indemnitor.
(b) The indemnifying party shall be entitled to participate at its own expense or, if it acknowledges its responsibility to indemnify the other party, it may elect to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the indemnifying party and satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party.
10. Confidentiality.
Without the prior consent of the other party, no party shall disclose Confidential Information (as defined below) of any other party received in connection with the services provided under this Agreement. The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information of the disclosing party. The foregoing provisions shall not apply to any information that (i) is, at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (ii) is subsequently learned from a third party that, to the knowledge of the receiving party, is not under an obligation of confidentiality to the disclosing party, (iii) was known to the receiving party at the time of disclosure, or (iv) is generated independently by the receiving party, or (v) is disclosed pursuant to applicable law, subpoena, applicable professional standards, request of a governmental or regulatory agency, or other process after reasonable notice to the other party. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.
For the purpose of this Agreement, Confidential Information shall mean NPPI (as defined below), any information identified by either party as “Confidential” and/or “Proprietary” or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, or any nonpublic information obtained hereunder concerning the other party.
Nonpublic personal financial information relating to shareholders and/or potential shareholders (i.e., customers and/or consumers) of the Trust (“NPPI”) provided by, or at the direction of, the Trust to Beacon Hill, or collected or retained by Beacon Hill in the course of performing its duties and responsibilities under this Agreement shall remain the sole property of the Trust. Beacon Hill shall not give, sell or in any way transfer such Confidential Information to any person or entity, other than affiliates of Beacon Hill except in connection with the performance of Beacon Hill’s duties and responsibilities under this Agreement, at the direction of the Trust or as required or permitted by law (including applicable anti-money laundering laws). Beacon Hill represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to Beacon Hill that it has adopted a statement of its privacy policies and practices as required by Regulation S-P and agrees to provide Beacon Hill with a copy of that statement annually.

The provisions of this Section shall survive the termination of this Agreement.
11. Intellectual Property.
The parties acknowledge each other’s right, title, and interest in their respective trademarks, copyrights, advertising, artwork, reports, manuals, memoranda, audit plans, checklists, presentations, training materials, policies and procedures, and logos (“Intellectual Property”) and agree not to use each other’s Intellectual Property in any advertising, sales literature or related materials or packaging, including customer lists, without the prior written approval of the other party. The Trust agrees that Beacon Hill may identify the Trust as a client on its client list, which may be posted to Beacon Hill’s website, or distributed to prospective clients. In no event will Beacon Hill disclose the nature of the relationship with the Trust, including but not limited to, the terms of this Agreement without prior written approval of the Trust, unless the disclosure is contained in documentation which is mandated through regulation, litigation or arbitration.
Beacon Hill retains all rights to materials, software, copyrights, trademarks, questionnaires, scoring methodology, proprietary analysis and other information that Beacon Hill provides to the Trust in connection with this Agreement, provided, however, that Beacon Hill acknowledges that any materials and reports prepared at the request of the Trust that comprise the Trust’s internal control over financial reporting and are considered Trust records are the proprietary information of the Trust. The Trust acknowledges that Beacon Hill may provide the Trust and its representatives with proprietary, copyrighted or trademarked information and shall not disclose Beacon Hill’s work-product, including but not limited to procedures, software, spreadsheets, checklists, audit programs, reports, proposals, questionnaires, scoring methodology, analysis and other documents or information, to any third-party without the prior written approval of Beacon Hill. Each party agrees that in the event that it is required to produce Intellectual Property of the other party to a regulatory authority or court, it will make all reasonable efforts to protect the Intellectual Property, including but not limited to, requesting confidential treatment under U.S. Freedom of Information Act and other applicable laws. Each party agrees to notify the other party in the event it must disclose such party’s Intellectual Property to any regulatory authority or in any court proceeding and will keep the other party apprised of its efforts to protect the Intellectual Property.
12. Certain Records.
Beacon Hill shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared by Beacon Hill on behalf of the Trust shall be the property of the Trust and will be surrendered promptly to the Trust on request, and made available for inspection by the Trust or by the Commission at reasonable times.

13. Miscellaneous.
(a) No amendment, modification to or assignment of this Agreement shall be valid unless made in writing and executed by both parties hereto.
(b) Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that Beacon Hill is free to enter into similar agreements and arrangements with other entities.
(c) No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed.
(d) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.
(e) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
(f) This Agreement, together with the schedules, sets forth the entire understanding of the parties and supersedes any and all prior discussions, representations and understandings between the parties related to the subject matter of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

ASSET MANAGEMENT FUND	BEACON HILL FUND SERVICES, INC.

/s/ Rodger D. Shay, Jr.	/s/ Scott Englehart
Name: Rodger D. Shay, Jr.	Name: Scott Englehart
Title: President	Title: President
Address: 230 West Monroe Street, Suite 2810
Chicago, IL 60606

SCHEDULE A
FINANCIAL CONTROLS SERVICES
Beacon Hill will provide the following services in relation to the Financial Controls Program during the term of this Agreement:
1.	Prepare Sarbanes-Oxley documents for the review of the designated officers of the Trust (“Fund Review Officers”) prior to the date the relevant Shareholder Report is to be filed. In connection with their review and evaluations, the Fund Review Officers shall establish a schedule to ensure that all required disclosures in Forms N-CSR and N-Q and in the financial statements for the fund are identified and prepared in a timeframe sufficient to allow review by the Fund Review Officers.

2.	Coordinate a meeting of the Fund Review Officers (Disclosure Controls and Procedures “DCP” meeting) before the filing date of each Report to review the accuracy and completeness of the relevant Report and record the considerations and conclusions in a written memorandum sufficient to support conclusions as required by Forms N-CSR and N-Q.

3.	Review and sign as Chief Financial Officer relevant shareholder communications and SEC Filings such as Forms N-CSR and N-Q.

4.	Design and implement disclosure controls and procedures for financial statements to ensure that all relevant fund financial information is properly disclosed to the executive officers and the board.

5.	Review the Trust’s accounting policies; create and review policies with the investment adviser, Trust’s auditors and accountant and propose changes for approval by the Trust’s board.

6.	Conduct periodic risk-based reviews of the funds’ service provider operations to ensure compliance with fund policies and accounting procedures.

7.	Oversee the budgeting process and authorize the procedures and authorities under which the fund administrator will make expense payments on behalf of the funds.

8.	Represent the funds as Chief Financial Officer at SEC examinations, as required.

9.	Present materials to the funds’ board, audit committees and senior management, as required or requested.
* * * * *

SCHEDULE B
SERVICE FEES
Dated November  1, 2009
1.	Financial Controls Services Fees
Financial Control Services provided under this Agreement:
          $90,000 annual fee
The Trust shall pay the annual fee, in monthly installments, within ten (10) days after the end of each month. If this Agreement is terminated other than on the last day of a calendar month, such fees shall be pro rated through the termination date.
2.	Out-of-Pocket Expenses, including but not limited to the following:
(a) The out-of-pocket expenses incurred in connection with Beacon Hill’s provision of the Chief Financial Officer to the Trust and in connection with financial controls services including but not limited to, travel costs for attending Board meetings and conducting due diligence of Service Providers, printing and postage, storage costs in connection with record-retention, and Federal and State regulatory and filing fees and related administrative expenses to obtain and maintain such filings; and
(b) Any other expenses approved by the Board.
For out-of-pocket expenses, Beacon Hill will invoice the Trust and the Trust will remit payment within 15 days of receipt of invoice.

ASSET MANAGEMENT FUND

/s/ Rodger D. Shay, Jr.
Name: Rodger D. Shay, Jr.
Title: President

BEACON HILL FUND SERVICES, INC.

/s/ Scott Englehart
Name: Scott Englehart
Title: President

SCHEDULE C
BEACON HILL CORPORATE STRUCTURE
As referenced in Section 8(b), Beacon Hill is a wholly-owned subsidiary of Diamond Hill Investment Group, Inc. Diamond Hill Investment Group, Inc. is a public company trading under the NASDAQ symbol DHIL and may be included in certain market capitalization based equity indices used for tracking the stock market. For more information on Diamond Hill, visit www.diamond-hill.com.